Exhibit 10(ag)

REPAIR SERVICE AGREEMENT

THIS REPAIR SERVICE AGREEMENT is entered into as of August 4, 2004, (“Effective Date”) by and between Silicon Graphics, Inc., a Delaware corporation with principal offices at 1500 Crittenden Lane., Mountain View, CA 94043 (“SGI”), and Pinnacle Data Systems, Inc. (“PDSI”) an Ohio corporation with principal offices at 6600 Port Road, Groveport, Ohio 43125 U.S.A. (“Repair Service Provider” or “RSP”).

WHEREAS, SGI is a designer, manufacturer and seller of computer system products, and desires to purchase certain repair services from RSP, including but not limited to the diagnosis, testing, repair and/or refurbishment of the SGI products.

WHEREAS, RSP is capable of and willing to provide such repair services to SGI.

NOW, THEREFORE, the parties hereto agree as follows:

1.0 DEFINITIONS

1.1 “Agreement” means this Repair Service Agreement.

1.2 “Component Inventory” means piece part component inventory purchased from time to time by RSP effecting repair of SGI Defective Product. This Component Inventory may be resold to SGI as excess inventory according to section 3.3.

1.3 “Confidential Information” means data that concerns a party’s business plans, internal business needs, pricing, customers and customer information, product design, testing, business processes or other information related to Repair Services that is confidential, proprietary and/or a trade secret to such party.

1.4 “Disclosing Party” is a party to this Agreement, which discloses its Confidential Information to a Receiving Party.

1.5 “Down Level” means an SGI part that is not at the current revision level. An engineering change order may be needed to bring the part to the current revision.

1.6 “Effective Date” means the date first set forth above, on which date the term of this Agreement shall commence.

1.7 “Final Inspection” means the final visual inspection and test process applied to the repaired Product by RSP.

1.8 “Materials” means collectively all components, parts and materials (including modules, subassemblies, assemblies, components, or piece parts) required to perform the Repair Services.

1.9 “Purchase Order” shall mean any written or electronically transmitted purchase order issued by SGI to RSP for Repair Services.

1.10 “Receiving Party” is a party to this Agreement, which accepts, receives, views, or otherwise obtains Confidential Information from a Disclosing Party.

1.11 “Repaired SGI Product” shall mean SGI Product for which RSP has provided Repair Service, and which is ready to be returned to SGI.

1.12 “Repair Service” means the repair, refurbishment and/or update of SGI Product by RSP hereunder. For purposes of this definition, “repair and/or refurbish” means the restoration of a SGI Product to its original (or updated by SGI engineering change order, if agreed by the parties) specification and functionality. Repair Service includes all testing and inspection by RSP to verify that repaired or updated SGI Product performs in accordance with the manufacturer’s original and/or revised specifications, set forth hereto as Exhibit B.

1.13 “Representative” means a non-employee agent or consultant of SGI or RSP.

1.14 “SGI” means SGI, its subsidiaries and its affiliates.

1.15 “SGI Capital Equipment” means equipment owned by SGI and used by RSP to repair / test the SGI Defective Product.

1.16 “SGI Component Inventory” means existing piece part component inventory originally purchased by SGI, sold to RSP, and managed by RSP effecting repair of SGI Defective Product. This SGI Component Inventory may be resold to SGI as excess inventory according to section 3.2.

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1.17 “SGI Defective Product” means a module, subassembly, assembly or the like of SGI or its suppliers to be repaired by RSP and is considered SGI’s proprietary information that would constitute an infringement of SGI’s intellectual property rights if reproduced and/or used, made or sold without SGI’s permission

1.18 “Update” means to install engineering changes in a SGI Product to upgrade such SGI Product to a higher engineering level.

2.0 SCOPE OF AGREEMENT AND REPAIR SERVICE. RSP shall act as the non-exclusive Repair Service provider of all of the Repair Services, including inventory management, labor, technical expertise, personnel and facilities. RSP agrees to (i) use commercially reasonable efforts to process every Purchase Order under this Agreement per agreed upon service levels.

3.0. OBLIGATIONS OF RSP.

3.1. Receipt, Test and Repair Service of SGI Product. Upon receipt of an SGI Defective Product from SGI, RSP shall examine and test SGI Defective Product to determine whether such SGI Defective Product is defective or Down Level. If RSP determines that SGI Defective Product is defective or Down Level, RSP shall provide Repair Service for such SGI Defective Product and shall return the Repaired SGI Product to SGI within 30 days, if the SGI Product is ordered as part of an accepted purchase order.

3.2. Consumption of SGI Component Inventory. The RSP will purchase SGI Component Inventory from SGI and stock the parts in a secure and controlled environment. The RSP will use good faith efforts to consume the SGI Component Inventory first, prior to the purchase of Component Inventory while performing repairs for SGI until all SGI Component Inventory is consumed. If the inventory cost of the SGI Component Inventory is higher than the cost basis used by RSP in quoting the repair, upon agreement and authorization from SGI prior to repair, SGI agrees to pay the difference in the form of an increase in the Repair Service cost.

3.2.1	Inventory Carrying Cost. SGI agrees to pay a fee of 5% of the SGI Component Inventory value at the beginning of the program, and every 6 months thereafter on the then current inventory balance, to cover inventory carrying costs associated with the SGI Component Inventory held at the RSP until Component Inventory is consumed.

3.2.2	Excess SGI Component Inventory. Six months after full transition is completed and every six months after or until SGI Component Inventory is fully consumed, RSP will do a complete cycle count of SGI Component Inventory and analyze the usage patterns to determine the estimated demand of SGI Component Inventory in excess of 5 years. At this time, the RSP, at it sole discretion, may request that SGI purchase the amount of SGI Component Inventory identified in excess of the 5 years projected demand.

3.2.3	Upon termination or expiration of this Agreement, SGI agrees to purchase the remaining balance of the SGI Component Inventory for the price the RSP paid at the beginning of this Agreement.

3.3. Component Inventory/Material Procurement. The RSP is authorized, based on non-availability of SGI Component Inventory (Section 3.2), to purchase all Component Inventory/Materials reasonably necessary to ensure adequate supply in support of 3 months of SGI repair orders and forecasts in accordance with agreed upon lead-times for such Component Inventory/Material. The RSP is also authorized to purchase additional Component Inventory/Materials as required by the RSP to account for supplier minimum order requirements and economic order quantities or as otherwise required by the RSP if

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the expenditure does not exceed $500 per component part number. If the purchase exceeds this amount, the RSP must obtain written approval from SGI prior to purchase. For the avoidance of doubt, SGI acknowledges that it assumes all financial responsibility for Component Inventory/Materials ordered and purchased by the RSP in support of an SGI accepted Purchase Order or three month’s forecast made in accordance with this agreement, and in particular that the RSP shall not accept inventory liability for Component Inventory/Materials that are purchased by the RSP in accordance with this section. If the RSP purchases Component Inventory/Materials outside of these guidelines, they are financially responsible for any excess Component Inventory/Materials.

3.3.1 Component Inventory/Material Reporting. RSP shall perform Component Inventory/Material reporting and will publish such reports to SGI quarterly.

3.4. Repair Service Reports. RSP shall create and maintain a database to track SGI Product failures and repair/update data in accordance with SGI’s most current version of the Repair Data Reporting Requirements, as agreed to by both parties. RSP will provide a report to SGI from such database electronically on a daily basis, or provide SGI access to RSP’s online reporting system. RSP will maintain the online reporting system and provide access to SGI at no cost for the later of (1) two months after termination of this Agreement, or (2) until the end of the transition period. RSP acknowledges that SGI owns all data loaded in the database including but not limited to information regarding product failures, repairs and any updated data. Upon termination or expiration of this Agreement, RSP will make this data available to SGI in an electronic report format.

3.5. Inventory of SGI Defective Product.

3.5.1 Management of Inventory. RSP shall maintain and manage the SGI Defective Product inventory, shall perform and submit monthly cycle counts of such inventory, and shall perform an annual physical inventory if required thereof, the results of which SGI may audit at its discretion, at no additional charge to SGI. (Cycle count procedure is governed by Exhibit E). No separate inventory carrying costs or handling fees will be incurred by SGI for SGI Defective Inventory held at RSP’s site.

3.5.2. Confidentiality and Security. RSP shall treat all SGI Defective Product inventory as Confidential Information, and RSP shall maintain physical security for such inventory by maintaining documented security and procedures to safeguard against any unauthorized access, theft or other loss. RSP shall immediately notify SGI upon the discovery of any unauthorized access, theft or other loss.

3.6 Scrap Material. SGI will assume all costs associated with (with the exception of RSP handling fees) and responsibility for scrapping excess SGI Component Inventory, excess Materials and SGI Defective Product. SGI will be solely responsible for the proper disposal of any scrap material generated during the performance of this Agreement and shall dispose of all such scrap according to applicable governmental regulations. SGI will provide RSP with the scrap vendor contact information and specific instructions on the process for handling this material. These instructions will be mutually agreed to by both SGI and the RSP.

4.0. OBLIGATIONS OF SGI.

4.1. Non-Binding Repair Service Forecast. SGI will furnish RSP with a rolling 12-month non-binding forecast of SGI’s anticipated Repair Service capacity needs and a list of Repair Service priority. SGI will base such forecast on estimates of demand for the repair and/or update of SGI Products and such forecast shall not be a guarantee of actual volumes. RSP is hereby authorized to purchase long lead-time components on behalf of SGI, solely in accordance with SGI’s three-month forecast and terms listed in Section 3.3. RSP shall schedule its Repair Service activities in accordance with SGI’s priority list. SGI and RSP will agree in advance and in writing regarding cost liability and justification for long lead-time component items and terms in accordance of Section 3.3.

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4.2. Purchase Orders. SGI (or its designee) shall issue a Purchase Order to RSP for all Repair Services rendered hereunder. Such Purchase Orders will cover Repair Service for specific SGI Defective Products to be forwarded to RSP by SGI. SGI will issue separate Purchase Orders for services not specifically covered by this Agreement. Labor, material charges, and lead time for such services shall be determined by the mutual written agreement of the parties made before SGI issues any such separate Purchase Order.

4.3. SGI Capital Equipment. SGI will (i) provide to RSP any SGI Capital Equipment and training (except items noted in NRE agreement - EXHIBIT F) that SGI and RSP mutually determine are reasonably necessary for RSP to provide Repair Services under this Agreement, and (ii) replenish the SGI Capital Equipment on an as needed basis. RSP shall agree, upon SGI’s request, to let SGI perform a physical audit of SGI Capital Equipment as noted in Exhibit C. Any improvements including but not limited to building improvements to RSP’s infrastructure, or additional equipment except as otherwise agreed to by both parties in this Agreement will be paid for by RSP.

4.4. Excess Material. Provided that Material has been purchased by RSP strictly in accordance with SGI’s forecast under Section 3.3, if Material becomes unneeded for Repair Service due to termination of this Agreement, change in SGI’s requirements or the like, and RSP has no other reasonable use for such Material, RSP shall provide such Material to SGI, and SGI shall reimburse RSP for the cost thereof. RSP is to provide SGI quarterly with a list of the excess Material and justification for such excess.

5.0. PRICE, INVOICES AND TERMS OF PAYMENT.

5.1. Prices. RSP’s prices for Repair Services shall be set forth on Exhibit A (RSP’s Repair Price List). Such prices shall be reviewed on a semi-annual basis, or as mutually agreed to by both parties. RSP shall provide SGI with a written quote for any Repair Services not listed in Exhibit A. All prices for Repair Services shall include all charges for repairing, inspecting, packaging, packing, and shipping SGI’s product. SGI shall be responsible for any sales, service, provincial, value added or similar taxes. SGI shall pay applicable taxes when invoiced by RSP or will supply appropriate tax exemption certificates.

5.2. Invoices and Terms of Payment. After each shipment of Repaired SGI Product, RSP shall send a separate invoice to SGI, including the item number(s) shipped, the Purchase Order number, the Part Request ID, and accompanied by a bill of lading or packing list. Each such invoice shall cover not more than one Purchase Order. SGI shall make payment within thirty (30) days after its receipt of such invoice, provided, however, that such payment shall not constitute acceptance of Repaired SGI Product.

5.3. Bi-Annual Review. For all product pricing, (new and current) the parties will review pricing, invoicing and lead-time on a bi-annual basis to determine whether any adjustments to future pricing should be made. Adjustments will not exceed 15% increase or decrease for any six month period and must be mutually agreed upon by both parties.

6.0. PACKING, SHIPMENT, AND RISK OF LOSS.

6.1. Packing. RSP shall pack (i) all Repaired SGI Product shipped hereunder to ensure safe delivery, storage and exposure, in accordance with good commercial practice and in accordance with SGI’s packaging specifications referenced in each Bill-of-Material, and (ii) different types of Repaired SGI Product separately. RSP shall label packages to show the number of the applicable Purchase Order, weight, name of item, part numbers, serial numbers, Clarify Part Request ID number, number of cartons, handling and loading instructions, and the addresses of RSP and SGI and any special markings required by SGI, and shall include an itemized packing list with each shipment. Reference “Box Bar Code Label Specification”, (Exhibit D).

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6.2. Delivery. RSP shall deliver Repaired SGI Product F.O.B. Origin. SGI shall bear all shipping charges and the mode of shipment shall conform to SGI’s instructions. In the absence of specific instructions from SGI, RSP shall select the carrier. SGI shall have the right to request air freight shipment, and, SGI shall bear the incremental expense associated with such method of shipment. In the case of Repaired SGI Product that is being returned to RSP due to a breach of RSP’s warranty, RSP shall be responsible for all shipping charges, including costs of expedited shipping, to and from SGI.

7.0. INSPECTION AND ACCEPTANCE.

7.1. Inspection. Notwithstanding any prior inspection or payments, all Repaired SGI Product may be subject to final inspection and acceptance at SGI’s facility. If SGI performs such inspection or test at RSP’s premises, RSP will provide reasonable facilities and assistance for the safety and convenience of SGI’s inspectors. RSP shall provide and maintain an inspection system. RSP shall keep records of all inspection work complete and available to SGI during the performance of this Agreement.

7.2. Acceptance. If any Repaired SGI Product delivered by RSP hereunder is inoperative or otherwise not in conformance with the requirements of this Agreement, SGI may, return such Repaired SGI Product to RSP for retest and repair at no additional charge to SGI (as described in Section 9.0(b)).

7.3. RSP’s Responsibility for Repaired SGI Product Failures. No inspection (including source inspection), test, approval (including design approval) or acceptance of Repaired SGI Product shall relieve RSP from responsibility for defects or other failures to meet the other requirements of this Agreement. Notwithstanding the foregoing, and except as provided in Section 7.2, RSP’s liability shall be limited to repair of the Repaired SGI Product.

8.0. CONFIDENTIAL INFORMATION.

8.1.Disclosure of Confidential Information. Each party acknowledges that, in its performance of this Agreement, it may be desirable to disclose Confidential Information to the other party. Information may include confidential, proprietary and/or trade secret information that is owned by third parties, which third parties have granted sufficient rights to a party to permit such party to provide Confidential Information to the other party hereunder; for purposes of this Agreement, references to either party shall include any applicable third party owners/licensors of Information.

8.2. Use of Confidential Information. Receiving Party agrees that it shall limit its disclosure of the Confidential Information solely to its employees or Representatives who have a need to know such Information for purposes of this Agreement. Without limiting the foregoing, Receiving Party agrees to treat Disclosing Party’s Confidential Information with at least the same degree of care and protection that it uses with its own confidential information and trade secrets of similar kind and value. In any case where Receiving Party provides Disclosing Party’s Information to a Representative, Receiving Party shall require that such Representative enter a written agreement with Receiving Party containing terms and conditions covering the disclosure, use and protection of such Information that are at least as protective and restrictive as the applicable terms and conditions of this Section.

8.3. Exclusions to Obligation of Confidentiality. Receiving Party shall have no obligation hereunder as to Information provided by Disclosing Party that (i) is known to Receiving Party at the time of disclosure, (ii) is independently developed by Receiving Party provided Receiving Party can show that such development was accomplished by or on behalf of Receiving Party without the use of or any reference to Confidential Information supplied to Receiving Party by Disclosing Party, (iii) becomes rightfully known to Receiving Party from a source other than Disclosing Party without restriction on subsequent disclosure or use, (iv) is or becomes part of the public domain through no wrongful

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act of Receiving Party, or (vi) is furnished to a third party by Disclosing Party without Disclosing Party requiring such third party to undertake an obligation of confidentiality. Further, Receiving Party may disclose Confidential Information of Disclosing Party pursuant to a judicial or governmental request, requirement or order, provided that Receiving Party gives the Disclosing Party sufficient prior notice to contest, or to seek a protective order restricting further disclosure of Confidential Information provided in response to, such request, requirement or order.

8.4. Confidentiality of Agreement. The parties agree that they shall consider the terms and conditions of this Agreement to be Confidential Information, and that neither shall disclose such terms and conditions or the relationship between the parties to any third party, except its attorney’s and auditors, without the express written permission of the other party.

8.5 Purchase Order Information Confidential. RSP agrees that it shall treat data relating to Repair Services ordered by SGI as confidential information of SGI, and that RSP will not use such data except for purposes of this Agreement, or disclose such data to any third person for any reason whatsoever.

8.6. No Ownership Interest Transferred. Receiving Party acknowledges that it is granted only the limited right to use Confidential Information provided herein, and that such right is revocable at will by the Disclosing Party and not coupled with any interest in the Confidential Information. Neither party transfers to the other any right of ownership in or title to any Confidential Information or other intellectual property hereunder, either expressly or by implication, estoppel or otherwise.

8.7. Termination of Possession of Confidential Information; Survival of Obligations. On the Disclosing Party’s request, Receiving Party shall (i) promptly return or destroy all Confidential Information of Disclosing Party, (ii) discontinue all further use of Confidential Information of Disclosing Party, and (iii) certify in writing to Disclosing Party that such actions have been taken. The obligations of the parties under this Agreement relating to the confidentiality of Confidential Information shall survive and continue after any termination of this Agreement for a period of three (3) years after the date of such termination.

9.0. RSP’S SERVICE WARRANTY.

RSP hereby represents and warrants to SGI that:

a.	It has the right and authority to enter this Agreement and provide Repair Service hereunder. RSP shall obtain all necessary certifications, registrations and licenses and will comply with all existing and future governmental laws and regulations in performing Repair Services authorized under this Agreement.

b.	Repaired SGI Product will be free from defects in RSP-supplied Material and workmanship for a period of One year after the date Repaired SGI Product is shipped by RSP. In the event that any Repaired SGI Product is found to not be in conformity with the foregoing warranty, RSP shall, at RSP’s expense, replace, repair or correct any such item. The warranty set forth in this Section 9.0(b) shall not apply to Repaired SGI Products that have been damaged by abuse, misuse, accident, alteration not authorized by SGI, or neglect.

THE FOREGOING WARRANTIES ARE IN LIEU OF, AND RSP DISCLAIMS, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.0. LIMITATION OF LIABILITY. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION LOSS OF PROFIT, LOSS OF USE, SAVINGS OR REVENUE, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP OF RSP AND SGI.

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11.0. TERM AND TERMINATION.

11.1. Term. The initial term of this Agreement shall commence upon the Effective Date and shall end three (3) years from the Effective Date (the “Initial Term”). Thereafter, this Agreement will automatically renew for successive periods of (1) year each (each a “Renewal Term”).

11.2. Termination for Convenience. Either party may terminate this Agreement, at any time after the initial 12 months of the Agreement for any reason by delivering nine- (9) month’s written notice to the other party.

11.3. Termination for Cause. If either party materially defaults in its performance or breaches any of the terms or conditions of this Agreement, then the other party may give written notice to the breaching or defaulting party that if the breach or default is not cured within thirty (30) days the Agreement will be terminated. If such notice is given and the breach or default is not cured during the thirty-day period, then the Agreement shall automatically terminate at the end of that period. Upon termination, and upon SGI’s request, RSP shall (i) provide to SGI all required technical information, parts lists, source lists or parts, test fixtures, test and diagnostic information, schematics and drawings, and the like, solely to allow SGI to make repairs of Product, and (ii) work closely with SGI to find suitable replacement part(s).

11. 4. Transition or Discontinuance of Business. RSP shall make a good faith effort to cooperate to effect a smooth and orderly transition of the Repair Services provided hereunder to a third party service provider. From the time that either party receives a notice of termination until the effective termination date, RSP shall cooperate fully with any newly appointed party performing the duties contemplated hereunder. Such cooperation shall include: allowing the new repair vendor to walk through RSP’s facility; training of the new provider at SGI’s cost; the prompt release of SGI Component Inventory, excess Materials, SGI Defective Product and SGI Capital Equipment as requested by SGI during the transition period.

11.5. Limitation on Liability on Termination. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other for incidental or consequential damages, including the loss of prospective profits or anticipated sales.

11.6. Survival of Certain Terms. The provisions of Sections 3.4, 8.0, 9.0, 10.0, 11.6 and 12.1, shall survive the termination or expiration of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination or expiration of this Agreement.

12.0 INDEMNIFICATION AND INSURANCE

12.1 Indemnification. To the fullest extent permitted by law, RSP and SGI shall indemnify, defend and hold each other harmless from and against any and all claims, demands, actions, suits, proceedings, losses, damages, penalties, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising directly or indirectly, in whole or in part, from the negligence or willful misconduct of either party or the breach by either party of its obligations under this Agreement, except to the extent arising from the negligence or willful misconduct of the other party. Both parties hereby acknowledge and agree that the foregoing indemnity shall apply to the acts and omissions of its agents, employees, officers, partners, principals, contractors and subcontractors.

12.2 Insurance. RSP shall obtain and maintain in full force and effect during the term of this Agreement (i) All Risk property insurance sufficient to cover any loss or destruction of

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SGI related material, inventory and equipment, provided however that the minimum limit of such policy shall be twenty-five million dollars ($25,000,000), (ii) commercial general liability insurance (including contractual liability coverage) with primary coverage limits of not less than one million dollars ($1,000,000) per occurrence and Umbrella Liability insurance of not less than three million dollars ($3,000,000), naming SGI as an additional insured there under (iii) workers compensation as required by law, and (iv) employers liability insurance in the amount of not less than one million dollars ($1,000,000). RSP shall also be responsible to pay any associated deductibles. At the time of execution of this Agreement, RSP shall provide SGI with a certificate of insurance evidencing the insurance coverage’s required. Insurer shall mail to SGI at least thirty (30) days prior written notice of any cancellation of such insurance coverage; RSP shall immediately confirm with SGI that such notice has been received.

13.0. GENERAL.

13.1. Governing Law; Venue, Waiver of Jury Trial. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding its choice of law rules. The parties hereto expressly waive any right they have to a jury trial and agree that any court proceeding under this Agreement shall be tried by a judge without a jury.

13.2. Errors. SGI reserves the right to correct clerical errors in any Purchase Order however, SGI agrees to reimburse RSP for any board repairs that may have been completed prior to the error correction.

13.3 Publicity. RSP shall not make or authorize any news release, advertisement, or other disclosure that shall deny or confirm the existence of this Agreement without the prior written consent of SGI. Notwithstanding the previous sentence, SGI grants RSP the one-time right to announce the existence of the contract and business relationship following the execution of this Agreement. The language will be subject to approval by SGI, which shall not be unnecessarily withheld.

13.4. Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be unenforceable under the law of any state or of the United States of America, such unenforceability shall not affect any other provision hereof, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein.

13.5. Assignment; Subcontracting. Neither party may assign or transfer this Agreement without the express, written permission of the other party, and any such assignment or transfer shall be null and void, except that a party may assign this Agreement to a purchaser of all, or substantially all, of its assets. RSP shall give SGI 60 days written notice, subsequent to any material change in its ownership. RSP shall not delegate, outsource or subcontract any part of its duties and obligations hereunder without the prior written approval of SGI.

13.6. No waiver. The failure of either party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce any such provisions.

13.7. Order of Precedence. The terms and conditions specified in this Agreement shall take precedence over any provisions in Purchase Orders or other RSP or SGI business forms. In the event of a conflict in the terms and conditions of this Agreement, the Exhibits, a Purchase Order, the order of precedence shall be (a) the Agreement, then (b) the Exhibits, then (c) the Purchase Order.

13.8. No Agency. No agency, partnership, joint venture or other joint relationship is created hereby.

13.9. Force Majeure. Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of either party shall be considered a breach of this Agreement, if such default, delay, or failure to perform is shown to be due entirely to

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causes beyond the reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inaction’s of governmental authorities, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, nuclear disasters, default of a common carrier.

13.10. Notices. Notices under this Agreement shall be sufficient only if sent by certified mail, return receipt requested, confirmed facsimile, or personally delivered to the parties at their addresses first set forth above. Notice by mail shall be deemed received three days after deposit. Notices shall be sent to the addresses first set forth above, and copies of notices to SGI shall also be sent to the attention of “Corporate Legal Services.”

13.11. Audit and Records. RSP shall maintain records relating to the Repair Service to ensure compliance herein, and shall allow an independent auditor to audit and analyze appropriate records of RSP. RSP shall permit such audit to occur within twenty (20) days of RSP’s receipt of SGI’s written request to conduct such audit during normal business hours, and at a time mutually agreed upon. Audits shall not unreasonably interfere with RSP’s business activities. SGI shall pay for the audits. If an audit reveals discrepancies in excess of $1,000.00, RSP shall take all action necessary to correct the discrepancy and implement procedures to correct the practice that resulted in the discrepancy.

13.12. Section Headings. The parties agree that the Section and/or paragraph headings used in this Agreement are for reference purposes only and shall not be used in the interpretation of this Agreement.

13.13. Mandatory Clauses Required Under Government Contracts or Subcontracts. If Repaired SGI Product provided hereunder is for delivery to the U.S. Government under either a prime or lower tier subcontract, clauses contained in the current issue of the Federal Procurement Regulations (FPR), Federal Acquisition Regulations (FAR) or the Department of Defense Supplement to the FAR, as applicable, which the government makes mandatory for a contractor under a government contract to include in its subcontracts there under shall apply to this Agreement. A copy of the applicable documents will be provided by SGI upon request by RSP which will list the FARs that are applicable to said prime or lower tier subcontract under which the delivery of the Repaired SGI Product is governed.

13.14. Resolution of Disputes. The parties agree that they will make good faith efforts to settle any dispute, claim or controversy arising out of or relating to this Agreement by discussion, negotiation and/or mediation.

13.15. Environment. RSP represents and warrants that it has been granted or issued all permits required for the safe handling and disposal of all materials or hazardous waste used by the RSP in the performance of this Agreement. RSP has implemented programs necessary to monitor and maintain all required licenses and permits and to prevent releases of materials to the environment. RSP’s employees shall have been trained to properly, safely and legally (in accordance with all applicable local, state and federal laws and regulations) handle hazardous materials and wastes. RSP shall notify SGI in writing, immediately of the discovery of any regulatory action taken or initiated against RSP whether or not such action relates to or arises out of this Agreement, that may result in fines or penalties, prosecution or which may impact RSP’s ability to deliver the goods required under this Agreement. Regulatory compliance, management of RSP’s employees, facilities and processes is strictly the responsibility of the RSP. SGI has no express or implied responsibility for the same.

13.16. Complete Agreement. This Agreement, including Attachments, constitutes the complete and exclusive statement of the agreement between the parties that supersedes all proposals, oral or written, and all other communications between the parties relating to the subject matter of this Agreement. Each party acknowledges that it has not relied upon any representation or statement not contained herein.

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13.17 Attachments.

Exhibit A - PDSI Price List

Exhibit B - Supplier Quality Requirements

Exhibit C - SGI Owned Capital Equipment - Repair Equipment

Exhibit D - Box Bar Code Label Specifications

Exhibit E - Cycle Count Procedure

Exhibit F - NRE Pricing

SILICON GRAPHICS, INC.		PINNACLE DATA SYSTEMS, INC.

By:	/s/ Terry Oberdank	By:	/s/ CLW
	Terry Oberdank		Christopher L Winslow
NAME	(PRINT OR TYPE)	NAME	(PRINT OR TYPE)
TITLE	VP Technology Solutions	TITLE	Vice President

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